March 23, 2016

FLORIDA DEPARTMENT OF STATE
Division of Corporations

MEDIA ANALYTICS CORPORATION
CHINACHEM EXCHANGE SQUARE, 1 HOI WAN ST
SUITE 1802
QUARRY BAY, HK HK

Re: Document Number P11000027078

The Articles of Amendment to the Articles of Incorporation of MEDIA ANALYTICS CORPORATION, a Florida corporation, were filed on March 22, 2016.

This document was electronically received and filed under FAX audit number H16000072011.

Should you have any questions regarding this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Irene Albritton
Regulatory Specialist II
Division of Corporations   Letter Number: 316A00005913

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
MEDIA ANALYTICS CORPORATION

In accordance with Sections 607.1003 and 607.1006 of the Florida Business Corporations Act, the undersigned, President of Media Analytics Corporation (the "Corporation") hereby certifies:

FIRST: That Article IV of the Corporation's Articles of Incorporation, is hereby deleted in its entirety and amended as follows:

> "The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be SIXTEEN MILLION, SIX HUNDRED AND SIXTEEN THOUSAND, SIX HUNDRED AND SIXTY-SEVEN (16,666,667) shares of Common Stock, par value $0.0001 per share and TEN MILLION (10,000,000) shares of Preferred Stock, par value $0.0001 per share."

SECOND: The foregoing Articles of Amendment to the Articles of Incorporation were adopted pursuant to Section 607.0821 by the board of the Directors of the Corporation by written consent dated February 26, 2016.

THIRD: That in lieu of a meeting, holders of shares of stock representing a majority of the issued and outstanding shares of the Common Stock of the Corporation have given written consent dated February 26, 2016 to such amendment in accordance with the provisions of Section 607.0704. Therefore, the number of votes cast was sufficient for approval.

FOURTH: These Articles of Amendment to the Articles of Incorporation shall be effective upon filing with the Florida Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Articles of Incorporation to be executed by its duly authorized officer.

Date: March 17 , 2016

MEDIA ANALYTICS CORPORATION

Michael J. Johnson
President